Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-156298 on Form S-1 of our report dated September 15, 2008, relating to the financial statements of Mead Johnson Nutritionals (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: (1) the financial statement allocations of expenses from Bristol-Myers Squibb Company and (2) the adoption of new accounting standards in 2007 and 2006) appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

January 13, 2009